As filed with the Securities and Exchange Commission on February 4, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Benitec Biopharma Limited

(Exact name of registrant as specified in its charter)

Australia (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

F6A/1-15 Barr Street

Balmain, NSW, 2041, Australia

(Address of principal executive offices)

Benitec Officers’ and Employees’ Share Option Plan

(Full title of the plan)

Greg West

Interim Chief Executive Officer and Chief Financial Officer

F6A/1-15 Barr Street

Balmain, NSW, 2041, Australia

Tel: +61 2 9555 6986

Fax: +612 9818 2238

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Andrew S. Reilly

Baker & McKenzie

50 Bridge Street, Level 27

Sydney, NSW 2000, Australia

Tel: +61 2 9225 0200

Fax: +61 2 9225 1595

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares (1)	18,000,000	$0.18	$3,240,000	$326.27

(1)	Ordinary shares, without par value (the “Ordinary Shares”), of Benitec Biopharma Limited (the “Registrant”) being registered hereby relate to the Benitec Officers’ and Employees’ Share Option Plan (the “Plan”). These Ordinary Shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents twenty Ordinary Shares. ADSs, evidenced by American Depositary Receipts (“ADRs”), each representing twenty Ordinary Shares of the Registrant, have been registered on a separate registration statement on Form F-6 filed with the Securities and Exchange Commission on May 20, 2014, as amended by post-effective amendment no. 1 to the registration statement on Form F-6 filed with the Securities and Exchange Commission on July 21, 2015 (File 333-196105).
(2)	Represents the maximum number of Ordinary Shares underlying the options that the Registrant expects to be issued pursuant to the Plan. The Plan does not include a limit on the number of options that may be issued pursuant to the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional securities as may be offered or issued as a result of the anti-dilution provisions of the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average high and low sales prices per Ordinary Share as reported by the Australian Securities Exchange on February 2, 2016 translated into U.S. dollars at an exchange rate of A$0.7077 to US$1.00 as published by the Australian Reserve Bank on February 2, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Benitec Biopharma Limited (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

Item 2.	Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. The document(s) statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Benitec Biopharma Limited (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with or furnished to the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

•	The Registrant’s Annual Report on Form 20-F for the year ended June 30, 2015, as filed with the Commission on November 17, 2015; and

•	The description of the Ordinary Shares as set forth in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-205135), as amended, as filed with the Commission on June 22, 2015, and any further amendment or report filed for the purposes of updating such description; and

•	the Registrant’s Form 6-Ks furnished to the Commission on August 25, 2015, September 2, 2015, October 8, 2015, October 14, 2015, October 22, 2015, November 2, 2015 (both Form 6-Ks furnished on such date), December 7, 2015 and December 8, 2015.

In addition to the foregoing, each document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 6-K furnished by the Registrant subsequent to the date of this Registration Statement and prior to the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently-filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA or 1317HB of the Australian Corporations Act 2001;

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

•	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

•	in defending or resisting criminal proceedings in which the officer or director is found guilty;

•	in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

•	in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution. Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a director of the company against liability (other than legal costs that are unreasonable) incurred by that person as an officer or director. This includes any liability incurred by that person in their capacity as an officer or director of a subsidiary of the company where the company requested that person to accept that appointment.

Indemnification Agreements. Pursuant to Deeds of Access, Insurance and Indemnity, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Commission Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Constitution of Benitec Biopharma Limited (filed as Exhibit 3.1 to Benitec Biopharma Limited’s Registration Statement on Form F-1, as filed with the Commission on June 22, 2015 and incorporated by reference herein).

4.2	Benitec Officers’ and Employees’ Share Option Plan.

5.1	Opinion of Baker & McKenzie regarding the validity of the Ordinary Shares.

23.1	Consent of Baker & McKenzie (see Exhibit 5.1).

23.2	Consent of Grant Thornton Audit Pty Ltd.

24.1	Powers of Attorney (included in the signature page to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sydney, Australia, on this 4th day of February, 2016.

Benitec Biopharma Limited

By:	/s/ Greg West
Name: Greg West
Title: Interim Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Benitec Biopharma Limited hereby severally and individually constitute and appoint Greg West, Peter Francis and John Chiplin, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Greg West Name: Greg West	Interim Chief Executive Officer and Chief Financial Officer (principal executive officer, principal financial officer and principal accounting officer)	February 4, 2016

/s/ Peter Francis Name: Peter Francis	Chairman of the Board of Directors	February 4, 2016

/s/ John Chiplin Name: John Chiplin	Director	February 4, 2016

/s/ Iain Ross Name: Iain Ross	Director	February 4, 2016

/s/ J. Kevin Buchi Name: J. Kevin Buchi	Director	February 4, 2016

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements to Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of the Registrant in Sydney, Australia on February 4, 2016.

Benitec Biopharma Limited

By:	/s/ John Chiplin
John Chiplin
Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Constitution of Benitec Biopharma Limited (filed as Exhibit 3.1 to Benitec Biopharma Limited’s Registration Statement on Form F-1, as filed with the Commission on June 22, 2015 and incorporated by reference herein).

4.2	Benitec Officers’ and Employees’ Share Option Plan.

5.1	Opinion of Baker & McKenzie regarding the validity of the Ordinary Shares.

23.1	Consent of Baker & McKenzie (see Exhibit 5.1).

23.2	Consent of Grant Thornton Audit Pty Ltd.

24.1	Powers of Attorney (included in the signature page to this Registration Statement).